SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Aberdeen Street Trust
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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(4) Date Filed:

3rd Shareholder Notice - Special Request---Please cast your vote now!

To hold the Special Shareholder meetings for the Fidelity Freedom Funds®, scheduled for April 18, 2001, we must receive a majority of the proxy votes - including the votes of individual participants in 401 (k) plans, 403 (b) plans, 457 plans and all other accounts. The meetings are in danger of being adjourned because of insufficient shareholder response to the recent proxy mailings. It has been called to our attention that we have not yet received your proxy vote. If you have voted more recently, please accept our thanks.

If you have not yet voted, your fund requests your immediate response to the proxy material sent you recently so that you could vote on important proposals that affect your fund. This information described the proposals and asked for your vote on these important issues.

Your proxy vote is important no matter how large or small your holdings might be.

Voting is quick and easy. Everything you need to vote right away is enclosed!

To vote, please select one of these options:

Special Service For This Urgent Request!

Please call 1-800-848-3155, toll-free weekdays from 8:00 AM - 8:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time, and your vote will be recorded by a representative of D.F. King, Inc., our independent proxy solicitation firm. (For identification purposes, the representative will request the last 4 digits of your Social Security number or Tax ID and confirm your address before recording your vote).

To Vote By Touch-Tone Phone

Please call the toll-free number on your proxy ballot card(s) and follow the recorded instructions.

To Vote By Fax

Please fax the front and back of your signed proxy card to our proxy tabulator at

1-888-451-8683.

To Vote By Mail

Please mail your signed proxy card in the enclosed envelope right away.

If you have any questions, please call Fidelity at 1-800-544-3198. We appreciate your prompt attention to this matter.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer

ABD-PXL3-0201

1.755908.101